MENDOZA
BERGER
COMPANY, L.L.P.
Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 10, 2006, accompanying the consolidated financial statements included in the Annual Report of Infotec Business Systems, Inc. on Form 10-KSB and the amended Annual Report on Form 10-KSB/A for the year ended April 30, 2006, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report.

Mendoza Berger & Company, LLP

Mendoza Berger & Company, LLP

February 5, 2007
Irvine, California

Main Office
9838 Research Drive • Irvine, CA 92618
949.387.9850 • Fax 949.387.9652

200 Citadel Drive, Suite 100 • Los Angeles, CA 90040
323.890.8180 • Fax 323.890.1077